Exhibit (a)(7)
LETTER FROM COMM BANCORP INC. TO PARTICIPANTS
IN THE COMMUNITY BANK AND TRUST COMPANY
PROFIT SHARING AND RETIREMENT SAVINGS PLAN.
March 19, 2007
Dear Plan Participant:
     On March 19, 2007, Comm Bancorp, Inc. (the “Company”) commenced an offer to purchase for cash up to 110,000 shares of the common stock of the Company (“Shares”). Copies of the relevant documents making the Company’s offer (which together constitute the “Offer”) are enclosed with this letter. You are urged to examine the Offer carefully.
     As a participant in the Community Bank And Trust Company Profit Sharing And Retirement Savings Plan (the “Plan”), you have the right to instruct Community Bank and Trust Company, the Trustee of the Plan, whether or not to tender any Shares allocated to your Plan account. If, after reading the enclosed materials, you want to offer to tender your Shares, you must follow the directions contained in the enclosed Response Procedures, fill out and sign the direction form enclosed, and mail the form in the enclosed envelope. Neither the Trustee nor the Company’s Board of Directors is making any recommendation to you as to whether to tender or refrain from tendering your Shares or as to the price at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you will tender them. If you do elect to tender Shares, any proceeds received in respect of such Shares will be invested in the ING VP Money Market Fund #3 and will remain in the Plan; provided, however you may elect to redirect the proceeds to any of the other available investments under the Plan.
     If you are also a direct stockholder of the Company, you will receive under separate cover another copy (or copies) of the Offer documents which can be used to tender your directly-owned Shares if you choose to do so.
     If the Trustee has not received valid directions to tender Shares by 12:00 Midnight, New York City Time, on April 11, 2007, the Shares allocated to your Plan account will not be tendered. Please note that your directions as to whether or not you tender will be kept confidential from the Company.

RESPONSE PROCEDURES
     This explanation of the procedures to be followed by participants in the Community Bank And Trust Company Profit Sharing And Retirement Savings Plan (the “Plan”) in responding to the Comm Bancorp, Inc. self-tender offer (the “Offer”) is important. Please read it carefully. Only Community Bank and Trust Company, as the Trustee can tender common stock (“Shares”) of Comm Bancorp, Inc. (the “Company”) held for your account in the Plan. This document sets forth the special procedures that must be followed in order for you to give valid and timely directions to the Trustee. As a participant in the Plan, you can have Shares beneficially owned by you under the Plan tendered only by following these directions.
     1. Directions to Trustee: The Plan permits each of its participants to instruct the Trustee as to whether he or she desires to have his or her beneficially owned Shares tendered, or whether the participant desires that the Trustee continue to hold such Shares. The Plan provides that the Trustee will not tender any Shares allocated to a participant’s account for which no valid and timely directions are received from the respective participants.
     You should decide, therefore, whether or not to direct the Trustee to tender Shares. The Trustee does not make any recommendation regarding the Offer.
     On the enclosed direction form you can direct the Trustee to tender the Shares which have been allocated to your Plan account. The enclosed form indicates the number of Shares actually allocated to your Plan account on February 16, 2007. Since additional allocations to participants’ accounts may be anticipated and the additional allocations, once they have been made, will be treated as if they were made as of February 16, 2007, any direction you give to tender Shares will apply to all Shares which are actually allocated to your Plan account prior to the expiration of the Offer. Shares allocated to participants’ accounts as to which the Trustee receives no timely direction will not be tendered by the Trustee.
     In order for you to direct the tender of your beneficially owned Shares, you must complete the enclosed direction form and mail it in the enclosed envelope. You may direct the Trustee to tender, in accordance with the procedure described in Section 2 of these Response Procedures. You may also use the enclosed direction form to direct the Trustee not to tender your beneficially owned Shares.
     Although the Offer expires at 5:00 pm, New York City Time, on April 13, 2007 (unless extended by the Company), the Trustee will only tender allocated Shares for which proper directions have been received by 12:00 Midnight, New York City Time, on April 11, 2007 (the “Plan Deadline”). Direction forms that are incorrectly completed or unsigned will be disregarded. Direction forms that are received after the Plan Deadline will also be disregarded. Shares covered by direction forms that are disregarded will not be tendered.
     2. Procedure for Directing Trustee:
     Direction Form: Enclosed in the mailing envelope in which you received this material is a direction form. On the direction form are boxes for you to indicate whether or not you wish the Trustee to tender Shares allocated to your account.
     If you wish to change directions previously given (see “Changes” below) before the Plan Deadline (see “Plan Deadline”), and need another direction form, or wish to tender Shares at difference prices as described below, additional direction forms may be obtained by calling Georgeson Inc., the Information Agent for the Offer, at 1-866-909-6475.
     Plan Deadline: Direction form(s) must be correctly completed, signed and dated by you, and received by the Trustee by 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 11, 2007.

Response Procedures, Page 1

     Directions “Not to Tender”: If you do not want the Trustee to tender your Shares:
A.	Check the box stating “I do not want to tender Shares.”

B.	Sign and date the direction form.

C.	Return it in the enclosed envelope to be received by the Trustee by the Plan Deadline, 12:00 Midnight, New York City Time, on April 11, 2007.
     Directions “To Tender”: If you want the Trustee to tender your Shares:
A.	If you want to tender all your Shares, check the box stating “I want to tender all my Shares.”

B.	If you want to tender some, but not all, of your Shares, check the box stating “I want to tender ___% of Shares,” and fill in the percentage.

C.	Sign and date the direction form.

D.	Return it in the enclosed envelope so it can be received by the Plan Deadline, 12:00 Midnight, New York City Time, on April 11, 2007.
     Changes: If you decide to change any direction that you have previously given, you may do so by providing a new direction form by the Plan Deadline. A properly completed direction form with a later date entirely nullifies your earlier direction and substitutes new directions.
     3. Questions: If you have any questions regarding the impact of the tender offer on Plan participants, you may call the Community Bank and Trust Company at (570) 587-3421, extension 308.

Response Procedures, Page 2

DIRECTION FORM
COMMUNITY BANK AND TRUST COMPANY
PROFIT SHARING AND RETIREMENT SAVINGS PLAN
(the “Plan”)
     In accordance with the Comm Bancorp, Inc. Offer to Purchase dated March 19, 2007, a copy of which I have received, I hereby instruct Community Bank and Trust Company, the Trustee of the Plan, to tender or not to tender shares of Comm Bancorp, Inc. common stock allocated to my Plan account prior to the expiration of such Offer to Purchase, as follows:

☐	1.	I DO NOT WANT TO TENDER SHARES

☐	2.	I WANT TO TENDER ALL MY SHARES

☐	3.	I WANT TO TENDER ___% OF MY SHARES (Insert Percentage-Not to Exceed 100%; number of shares tendered will be rounded down to nearest whole Share, but number tendered will not be less than one)

☐	4.	I WANT TO MAXIMIZE the chance of having Comm Bancorp, Inc. (the “Company”) purchase all the Shares I tender. Accordingly, by checking THIS ONE BOX INSTEAD OF ONE OF THE PRICE BOXES BELOW I am willing to accept the purchase price determined by the Company pursuant to the Offer (as defined in the Letter of Transmittal). This action will result in receiving a price per Share of as low as $46 or as high as $52.

☐	5.	By checking ONE of the boxes below INSTEAD OF THE BOX ABOVE, I elect to tender Shares at the price checked. This action could result in none of the Shares being purchased if the purchase price for the Shares is less than the price checked. If the purchase price for the Shares is equal to or greater than the price checked, then the Shares purchased by the Company will be purchased at the purchase price. If you wish to tender Shares at more than one price you must complete a separate direction form for each price at which Shares are being tendered. The same Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price.

		PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

☐ $46	☐ $50
☐ $47	☐ $51
☐ $48	☐ $52
☐ $49

☐	6.	Please check this box if you have elected to tender Shares at more than one price. If you elect to do this, you must use a separate direction form for each price selected.

☐	7.	Please check this box if you want to tender your Shares subject to this direction form only if a specified minimum number of your Shares will be purchased by the Company. You must also indicate the minimum to be purchased by filling in the blank in the following sentence. The minimum number of Shares that must be purchased, if any are to be purchased, is Shares.

, 2007
Signature	Date

Name: (please print carefully)

Direction Form, Page 1

Note:	According to Plan records, ____________ Shares were actually allocated to your Plan account on February 16, 2007. If additional Shares are allocated to your account prior to the expiration of the Offer to Purchase, the directions you give above will also be followed with respect to such additional Shares. Incorrectly completed or unsigned forms will be disregarded under the Offer. Please also note that any proceeds received in respect of Shares will be invested in the ING VP Money Market Fund #3 until you direct otherwise.

Direction Form, Page 2